Second Amended and Restated Participation Agreement
    This Second Amended and Restated Participation Agreement (this “Second Restated Agreement”) is entered into as of this 5th day of May 2025, by and between SI-BONE, Inc. (the “Company”) and Laura A. Francis (the “Participant”), and amends and restates that certain Amended and Restated Participation Agreement dated as of April 20, 2021 (the “First Restated Agreement”), which in turn amended and restated that certain Participation Agreement dated July 20, 2020 (the “Original Participation Agreement”), each of which was authorized by the Company’s Board of Directors (“Board”) and entered into pursuant to the SI-BONE, Inc. Severance Benefit Severance Plan adopted by Board on July 16, 2020 (the “Severance Plan”).
RECITALS
Whereas, the Company and the Participant are parties to the Original Participation Agreement which was superseded by the First Restated Participation Agreement;
Whereas, Section 9(b) of the Severance Plan permits amendments to such plan provided that any such amendment will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee;
Whereas, the Board has approved certain changes to the Participant’s severance benefits as more fully reflected herein; and
Whereas, the parties desire to amend and restated the First Restated Agreement to provide for the modifications set forth herein.
Now, Therefore, the parties agree that each of the Letter Agreement and the Participation Agreement, as amended, is hereby amended, automatically effective upon the Effective Date to reflect the following:
Name:     Laura A. Francis
Section 1.Eligibility.
You have been designated as eligible to participate in the Severance Plan, a copy of which is attached to this Second Restated Agreement. Capitalized terms not explicitly defined in this Second Restated Agreement but defined in the Severance Plan shall have the same definitions as in the Severance Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Severance Plan, including, without limitation, timely executing a Release for benefit of the Company and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Severance Plan.
Section 2.Change in Control Severance Benefits.

(a)If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.
(a)Base Salary. You shall receive a cash payment in an amount equal to 24 months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.
(b)Bonus Payment. You will be entitled to 1.5 times the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination were achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.
(c)Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the date 18 months following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.
Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring
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financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(d)Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting Equity Award for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of the termination of your Continuous Service to the Company. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the Equity Plan (or other applicable Company plan) and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.
(e)Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your Covered Termination will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B) the date which occurs on the second anniversary of termination of your Continuous Service to the Company.
Section 3.Non-Change in Control Severance Benefits. If your employment is terminated by the Company without Cause that occurs at a time that is not during the Change in Control Period, you will receive:
(a)the base salary cash payment described in Section 2(a) above, but the Severance Period for purposes of calculating such benefits shall be 18 months; and
(b)the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be 18 months.
(c)You shall not be eligible to receive any other benefits under the Severance Plan except as described in Section 3(a) and Section 3(b) above.
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3,
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you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.
Section 4.Acknowledgements.
As a condition to participation in the Severance Plan, you hereby acknowledge each of the following:

(a)The benefits that may be provided to you under this Second Restated Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Severance Plan.
(b)Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 or Section 3 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Severance Plan, the Release and the Confidentiality Agreement. Severance benefits under this Second Restated Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company.
(c)As further described in Section 2(c) of the Severance Plan, this Second Restated Agreement and the Severance Plan supersede and replace any change in control or severance benefits previously provided to you and by executing below you expressly agree to such treatment. In particular, you previously entered into the Original Participation Agreement dated July 20, 2020 under the Severance Plan as well as the First Restated Agreement dated April 20, 2021. Section 9(b) of the Severance Plan permits amendments to such plan provided that such amendment with the written consent of such employee. This Second Restated Agreement, and the severance benefits set forth herein, shall supersede and replace in their entirety the Original Participation Agreement and the First Restated Agreement, and the severance benefits set forth respectively therein.
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    To accept the terms of this Second Restated Agreement and continue to participate in the Severance Plan under the amended terms set forth herein, please sign and date this Agreement in the space provided below and promptly return it to Timothy E. Davis.

SI-BONE, Inc.

By: /s/ Timothy E. Davis
Timothy E. Davis,
Lead Independent Director and
Compensation Committee Chairman

Eligible Employee

/s/ Laura A. Francis
Laura A. Francis
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Date: 5/1/2025

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